UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 26, 2018
Delek Logistics Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35721	45-5379027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (615) 771-6701
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement
On February 26, 2018, Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), through its wholly-owned subsidiary DKL Big Spring, LLC, a Delaware limited liability company (“Buyer”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Delek US Holdings, Inc., a Delaware corporation (“Delek US”), as guarantor, and certain subsidiaries (such subsidiaries, the “Sellers”), pursuant to which, Buyer agreed to acquire, subject to the terms and conditions in the Purchase Agreement, certain logistics assets located at or associated with a refinery near Big Spring, Texas, owned and operated by Delek US and its affiliates (the “Big Spring Logistics Assets”) and the Sellers’ light products distribution terminal located in Stephens County, Oklahoma (the “Duncan Terminal” and, together with the Big Spring Logistics Assets, the “Transferred Assets”). The purchase price for the Transferred Assets is $315 million in cash, subject to certain post-closing adjustments. The Partnership expects to fund the acquisition with cash on hand and borrowings under the Partnership’s amended and restated senior secured revolving credit facility.
The Purchase Agreement contains certain representations, warranties, covenants and indemnities. In addition, the Purchase Agreement contemplates that, at closing, the parties will enter into long-term agreements whereby the Partnership’s subsidiaries will provide logistics, asphalt handling and marketing services to the Sellers.
The parties expect to close the transaction in March 2018.
The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.
Relationships
Delek US owns a 61.5% limited partnership interest in the Partnership and a 94.6% interest in Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), which owns the entire 2.0% general partner interest and all incentive distribution rights in the Partnership. Each of the Partnership, the General Partner, Buyer, and the Sellers and the other subsidiaries of the Partnership is a direct or indirect subsidiary of Delek US. As a result, certain individuals, including officers and directors of Delek US and the General Partner, serve as officers and/or directors of more than one of such other entities. Additionally, the Partnership and Delek US have certain commercial relationships as further described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017.
Transactions
The Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”), which is comprised solely of independent directors, authorized and approved the transaction and the agreements discussed above or contemplated by the Purchase Agreement pursuant to the Partnership’s First Amended and Restated Agreement of Limited Partnership and the General Partner’s Related Party Transactions Policy. The Conflicts Committee retained independent legal and financial advisors to assist it in evaluating, negotiating and acquiring the assets and documentation connected to the transaction. In approving the transaction, the Conflicts Committee based its decisions in part on an opinion from its independent financial advisor that the consideration to be paid by the Partnership was fair to the Partnership and its subsidiaries and the unaffiliated common unitholders of the Partnership from a financial point of view.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)     Exhibits.

Exhibit No.	Description
2.1*
Asset Purchase Agreement, dated as of February 26, 2018, by and among DKL Big Spring, LLC, Delek US Holdings, Inc., Alon USA Partners, LP, Alon USA GP II, LLC, Alon USA Delaware, LLC, Alon USA Refining, LLC, and Alon USA, LP.

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELEK LOGISTICS PARTNERS, LP
By: Delek Logistics GP, LLC, its general partner

By:    /s/ Kevin Kremke
    Name:    Kevin Kremke
    Title:    EVP / Chief Financial Officer

DATED: March 2, 2018